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                                                                      EXHIBIT 99


                       Intel to Acquire Shiva Corporation

         Broadens Product Line and Channels to Bring Comprehensive Data
               Networking Solutions to Small to Medium Enterprises

NOTE: Intel and Shiva executives will host a teleconference to discuss the details of this agreement and answer questions at 10 a.m. (PDT) on Monday, October 19. Press and analysts interested in hearing about the acquisition may call into the teleconference by dialing 800/946-0741 to participate. International callers dial 719/457-2649. The confirmation number is 559115 for all callers. A full recording of the briefing can be accessed through October 26 by calling 800/839-2434 (domestic) or 402/633-6904 (International). An electronic copy of the presentation is available on Intel's Web site at www.intel.com/network.

HILLSBORO, Ore. and BEDFORD, Mass.--Oct. 19, 1998--Intel Corporation [Nasdaq:INTC news] and Shiva Corporation [Nasdaq:SHVA - news] today announced they have entered into a definitive merger agreement. The acquisition is aimed at rapidly expanding Intel's networking product line with remote access and virtual private networking (VPN) solutions for the small to medium enterprise market segment and the remote needs of campuses and branch offices. The agreement states that each share of Shiva stock, other than shares held by stockholders who exercise statutory appraisal rights, will be converted into the right to receive $6 per share in cash. Under the merger agreement, Shiva will become a wholly-owned subsidiary of Intel, and will operate as part of the Intel Network Products Division. The transaction is subject to approval by Shiva stockholders, regulatory approval and other conditions.

"We engaged Shiva because of its talented people, innovative technology and well-developed channel," said Mark Christensen, vice president and general manager of Intel's Network Products Division based in Oregon. "Networking plays a strategic role in Intel's vision of a billion connected computers. Shiva's industry-leading remote access and VPN products, and their focus on the small to medium-sized enterprise market segment, is a great complement to Intel's network systems business."

"We believe that this deal is in the best interest of Shiva's stockholders," said Shiva chairman and CEO, James L. Zucco, Jr. "Becoming part of an industry-leading company such as Intel will provide great benefits for Shiva customers. The bottom line for our business access customers is that they will have an easier path to deployment and management of integrated direct-dial and VPN solutions, while also getting the added value of a single supplier of their end-to-end data networking needs."

VPN technology utilizes the Internet to create secure network connections between multiple local area networks (LANs), separated by long distances, for the cost of a local Internet connection.



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Intel does not anticipate any immediate changes to Shiva's product line, and
Shiva will continue to provide its products to customers under existing arrangements for the foreseeable future. Over time, Shiva's products will be integrated into Intel's extensive networking product line, and Intel will work with Shiva customers to ensure a smooth transition.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking, and communications products. Additional information about Intel is available at www.intel.com/pressroom.

Shiva Corporation is a leading global provider of remote access for business. Shiva connects employees, customers, and partners securely and reliably to business networks with integrated telephone network and Internet-based solutions. Its products, known for their ease of use, are inexpensive to operate, easy to manage, and have the right features. The company was founded in 1985, and is based in Bedford, Mass., with offices worldwide. Additional information is available at www.shiva.com.

Contact:

     Intel Corporation
     William Giles, 503/264-7550
     william.e.giles@intel.com
         or
     Lois Paul & Partners (for Shiva)
     Christine Simeone, 781/238-5773
     christine_simeone@lpp.com








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